Exhibit 99.1

Agrify Announces Changes to Executive Leadership Team

BILLERICA, Mass., May 25, 2023 (GLOBE NEWSWIRE) -- Agrify Corporation (Nasdaq:AGFY) (“Agrify” or the “Company”), a leading provider of innovative cultivation and extraction solutions for the cannabis industry, today announced three leadership changes to support sustainable long-term growth initiatives:

●	Sheryl Elliott, who joined Agrify in 2020 as the Director of Human Resources, has been promoted to Senior Vice President (SVP) of Human Resources.

●	David Kessler, who joined Agrify in 2020 as Vice President of Horticulture & Customer Success, has been promoted to Executive Vice President (EVP), Chief Science Officer and General Manager -- Cultivation Division.

●	Brian Towns, who joined Agrify with the acquisition of Precision Extraction Solutions in 2021, has been promoted to Executive Vice President (EVP) and General Manager -- Extraction Division.

●	Stuart Wilcox, who joined Agrify as a Board Member in 2021, and then as Chief Operating Officer (COO) in 2022, has resigned to pursue other ventures.

“We are excited to announce these leadership changes as we work to support our strategic plan,” said Raymond Chang, Chairman and Chief Executive Officer of Agrify. “Sheryl Elliott has been an integral part of our team’s personal and professional growth, spearheading efforts through six acquisitions. Our team recognizes the value Sheryl brings to the company every day.”

“David Kessler has been integral to the development of Cultivation at Agrify. His extensive experience and horticultural expertise drives Company innovation. As an industry leader, we are thrilled to have David move into the EVP role where he can continue to grow the Company’s standing as a leading solution provider in the cannabis industry.”

“As Senior Vice President of Operations, Brian Towns’ strong leadership and mentorship skills have strengthened the Sales Team. Since assuming the role, he has quickly overhauled processes and expectations and I am confident that with his expanded role he will have an even greater impact, scaling the Company’s ability to deliver strong financial and operational performance over the long term.”

Mr. Chang concluded, “We are grateful for Stuart Wilcox’s contributions to the Company over the past two years initially as a Board Member and later as COO. We wish him continued success in all his future endeavors.”

About Sheryl Elliott

Mrs. Elliott has been with Agrify for three years and has over 20 years of human resource management leadership experience. Mrs. Elliott’s HR experience includes private, public, domestic, global, startup, and established environments. Mrs. Elliott has a wealth of experience in various industries including cannabis, high tech, software, and manufacturing.

Mrs. Elliott led the Agrify team of employees through six acquisitions and an Initial Public Offering. Mrs. Elliott coaches the Agrify team to help foster personal and professional growth which brings tremendous value to the organization.

About David Kessler

Mr. Kessler has been with Agrify for three years and has over 20 years of cannabis cultivation experience including 10 years of CEA (closed environmental agriculture) indoor farm design. Mr. Kessler has also worked as a consultant to Universities and the Hollywood film industry, working on several blockbuster Hollywood films including: The Hunger Games, The Divergent film franchise, and Marvel’s Black Panther. In addition, Mr. Kessler has served as a product tester for well-known lighting companies and has worked with independent third-party laboratories to provide unbiased testing data comparing the performance of a multitude of horticultural lighting manufacturers. Mr. Kessler has been an invaluable member of the Agrify leadership team.

About Brian Towns

Mr. Towns started at Precision Extraction in 2016 as the Warehouse Operations Manager, quickly climbing the ranks to Plant Operations Manager and, ultimately, Director of Operations. Shortly after Precision Extraction was acquired by Agrify in 2021, Mr. Towns was promoted to Vice President of Operations at Agrify before assuming the Senior Vice President of Operations role in March 2023. As VP of Operations and, later, SVP of Operations, Mr. Towns has streamlined sales processes while providing strong leadership and mentoring to the sales team.

About Agrify (Nasdaq:AGFY)

Agrify is a leading provider of innovative cultivation and extraction solutions for the cannabis industry, bringing data, science, and technology to the forefront of the market. Our proprietary micro-environment-controlled Vertical Farming Units (VFUs) enable cultivators to produce high quality products with unmatched consistency, yield, and ROI at scale. Our comprehensive extraction product line, which includes hydrocarbon, ethanol, solventless, post-processing, and lab equipment, empowers producers to maximize the quantity and quality of extract required for premium concentrates. For more information, please visit Agrify at http://www.agrify.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Agrify and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements including, without limitation, statements regarding Agrify’s ability to deliver solutions and services, including the development of new solutions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. Agrify has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our Annual Report on Form 10-K filed for the year ended December 31, 2021 with the SEC, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Company Contacts

Investor Relations Inquiries

Caitlin Moakley Bricker
Chief of Staff
caitlin.moakley@agrify.com

(617) 733-0584

Media Inquiries

Rachel Soulsby

Vice President of Marketing

rachel.soulsby@agrify.com
(978) 660-9125

Source: Agrify

3